Exhibit 99.1

One Energy Plaza, Detroit, MI 48226-1221

DTE Energy names Valerie M. Williams, CPA, to board of directors
Williams brings 35 years of global consulting experience serving the energy and technology sectors

DETROIT, May 31, 2018 — DTE Energy (NYSE: DTE) named Valerie M. Williams, CPA, to its Board of Directors, effective immediately.

Williams served as the Assurance Services Managing Partner for Ernst & Young LLP’s Southwest Region until 2016. In this role, she had responsibility for a $500 million audit practice encompassing nine states, 14 offices and 1,200 employees.

Williams has more than 35 years of audit and public accounting experience, serving numerous global and multi-location companies, primarily in the energy and technology sectors. She has held several senior leadership positions at Ernst & Young, including serving as a national office partner in Ernst & Young LLP’s Professional Practice Group located in Houston, where she was responsible for technical consultation, assistance and guidance on complex accounting and reporting issues.

“Valerie brings decades of experience serving as a trusted audit and public accounting advisor to organizations across the globe,” said Gerry Anderson, chairman and CEO of DTE Energy. “We’re pleased she has agreed to join our Board of Directors, as her diverse knowledge and understanding of issues impacting our industry will add great value to our company.”

Williams’ long list of accomplishments and credentials include:

•	Member of Ernst Young’s Inclusiveness Advisory Council where she provided thought leadership and guidance on inclusiveness activities of the global Ernst & Young organization.

•	Serves as Chair of the Board of Directors of the Houston Downtown Management District and served on the Board of Directors of the Greater Houston YMCA.

•	Membership in the American Institute of Certified Public Accountants and the Texas Society of CPAs.

Williams earned her bachelor’s degree from the University of North Texas and a master’s degree in Business Administration from the University of Houston.

About DTE Energy
DTE Energy (NYSE:DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include an electric utility serving 2.2 million customers in Southeastern Michigan and a natural gas utility serving 1.3 million customers in Michigan. The DTE Energy portfolio includes non-utility energy businesses focused on power and industrial projects, natural gas pipelines, gathering and storage, and energy marketing and trading. As one of Michigan's leading corporate citizens, DTE Energy is a force for growth and prosperity in the 450 Michigan communities it serves in a variety of ways, including philanthropy, volunteerism and economic progress. Information about DTE Energy is available at dteenergy.com, empoweringmichigan.com, twitter.com/dte_energy and facebook.com/dteenergy.

For further information, members of the media may contact:
Stephanie Beres, DTE Energy, 313.235.5555
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